434 Fayetteville Street, Suite 600, Raleigh, NC  27601

                                                                                                                                                               Exhibit 5.1

July 19, 2002

Board of Directors
Summus, Inc. (USA)
434 Fayetteville Street, Suite 600
Raleigh, NC  27601

Gentlemen:

I am Legal Counsel to Summus, Inc., (USA), a Florida corporation (the “Company”), in connection with the proposed offer and sale by certain selling shareholders of up to 31,971,713 shares of the Company’s common stock, of which 9,669,388 shares are issued and outstanding; 20,060,947 are shares underlying warrants to purchase shares of the Company’s common stock; and 2,241,378 are shares underlying the Company’s 6% Convertible Secured Debentures.

 In my capacity as Legal Counsel to the Company, I have participated in the preparation of the Registration Statement on Form S-1 of the Company with respect to the offer and sale of the shares of  common stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, and the General Rules and Regulations thereunder.  Capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

In connection with the opinions expressed below, I have examined a signed copy of the Registration Statement, corporate records of the Company (on which I have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that (i) the shares of common stock held by the selling shareholders are validly issued, fully paid and nonassessable; (ii) the shares of common stock to be issued pursuant to the warrants are validly authorized, and when such shares have been duly delivered against payment as provided in the warrants, such shares shall be validly issued, fully paid and nonassessable; and (iii) the shares of common stock to be issued upon conversion of the 6% Convertible Secured Debentures are  validly authorized and upon such conversion shall be validly issued, fully paid and non-assessable.

My opinion is limited in all respects to the substantive law of the State of Florida and the federal law of the United States, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.  The opinion expressed in this letter is rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

Summus, Inc. (USA)
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601
www.summus.com

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the statement made regarding me under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Donald T. Locke

Donald T. Locke
Legal Counsel